Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ULTRAGENYX PHARMACEUTICAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h) (2)	4,000,000 (3)	$40.33	$161,320,000	$147.60 per $1,000,000	$23,810.83
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h) (2)	350,000 (4)	$40.33	$14,115,500	$147.60 per $1,000,000	$2,083.45
Total Offering Amounts					$175,435,500		$25,894.28
Total Fee Offsets							—
Net Fee Due							$25,894.28

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Ultragenyx Pharmaceutical Inc. that become issuable under the Ultragenyx Pharmaceutical Inc. Amended and Restated 2023 Incentive Plan (the “2023 Plan”) and the Ultragenyx Pharmaceutical Inc. Employment Inducement Plan, as amended (the “Inducement Plan”), to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on July 5, 2024.

(3) Represents 4,000,000 shares of Common Stock reserved for issuance under the 2023 Plan.

(4) Represents the additional 350,000 shares of Common Stock reserved for issuance under the Inducement Plan.